Exhibit 99.1

Telesis Bio Reports Third Quarter 2023 Financial Results

SAN DIEGO, November 13, 2023 (GLOBE NEWSWIRE) -- Telesis Bio Inc. (NASDAQ: TBIO), a leader in automated multi-omic and synthetic biology solutions, today reported financial results for the third quarter of 2023.

“This quarter, we continued to drive adoption of our instruments and kits, make progress against important collaborations, advance our mRNA strategy, and strengthen both our Board of Directors and Management Team”, said Todd R. Nelson, PhD, CEO, and founder of Telesis Bio.

Highlights

Strengthened board of directors and management team:

▪
Appointed Greg Herrema, Senior Advisor to Novalis LifeSciences to the Telesis Bio board of directors in October 2023. Mr. Herrema’s distinguished career has included almost 20 years at Thermo Fisher Scientific in multiple division and group president roles. Before that, Mr. Herrema was with General Electric in various sales, marketing, and management roles.
▪
Appointed William J. Kullback as Chief Financial Officer. With twenty-eight years of CFO experience, Mr. Kullback has held a broad range of financial management and operational roles in mid-sized corporations, including multiple privately and publicly held life-science companies.

Successful launch of BioXp® NGS Library Prep Kit:

▪
This new automation capability expands the suite of NGS Library Preparation solutions on the BioXp platform and is expected to enable researchers to reduce hands-on time and cost, while streamlining the NGS Library Preparation workflow, accelerating time-to-answer in genomics discovery workflows.

Delivered operational milestones, including:

▪
Successfully continued to advance our SOLA technology plan and platform via increasing resources with the goal of an mRNA focused high-growth, high-margin line of business. Further details to be communicated publicly in the first quarter of 2024, inclusive of the exciting impact of this strategy to our legacy BioXp platform.
▪
Went live during the quarter with our “7 Days to mRNA” campaign to build mRNA from sequence in seven days with De novo mRNA as our initial primary product.

▪
Completed project tasks necessary to enable in-house manufacturing of our BioXp platform with third quarter cessation of all third-party contract manufacturing activity.

Third Quarter 2023 Financial Results

Revenue was $5.6 million for the third quarter 2023, a 16.6% reduction from $6.7 million for the same period in the prior year due in part to capital spending weakness gripping the entire industry. Revenue for the September 30, 2023 year-to-date period of $20.5 million was $2.6 million, or 14.3% ahead of the prior year.

Gross margin at 53.9% for the third quarter was slightly below the same period last year at 54.8% due to reduced high margin collaboration/other revenue. However, for the nine-months ended September 30, 2023, gross margin remained strong at 59.4% compared to 50.9% last year for the same period.

Operating expense was $13.1 million for the third quarter 2023 compared to $14.9 million for the same period in the prior year. This decrease was the result of ongoing cost-cutting programs. This is the fifth consecutive quarter the company has successfully reduced or maintained its operating expense. For the nine-months ended September 30, operating expense was $41.3 million, a $6.5 million or 13.6% reduction from the prior year for the same period.

Net loss was $10.6 million for the third quarter 2023, compared to a loss of $12.3 million in the same period last year. Net loss per share was $0.37 for the third quarter of 2023, compared to $0.42 for the corresponding prior year period. For the nine-months ended September 30, net loss was $30.0 million in 2023 compared to $40.3 million for the same period last year. Per share net loss results were $1.03 and $1.37 in 2023 and 2022, respectfully.

As of September 30, 2023, cash, cash equivalents, restricted cash, and investments were $41.6 million, and current notes payable was $15.0 million. As previously disclosed in our 8-K filed on November 9, 2023, we expect that the $15.0 million current notes payable will be paid to our lender in November 2023.

Outlook

Based on current economic and product trends observed in its core markets, the Company now believes that revenue for fiscal 2023 is estimated to be between $28.0 and $30.0 million.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q filed on the date hereof. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

bill.kullback@telesisbio.com

858-750-5245

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Product sales	$2,435	$2,672	$8,106	$7,432
Service revenue	1,466	2,052	4,853	5,512
Collaboration revenue	962	1,262	5,386	3,186
Royalties and other revenue	701	689	2,187	1,836
Total revenue	5,564	6,675	20,532	17,966
Cost of revenue	2,567	3,016	8,331	8,817
Gross Profit	2,997	3,659	12,201	9,149
Operating expenses:
Research and development	4,119	5,460	13,827	18,791
Sales and marketing	2,743	4,189	9,910	12,338
General and administrative	6,256	5,261	17,522	16,621
Total operating expenses	13,118	14,910	41,259	47,750
Loss from operations	(10,121)	(11,251)	(29,058)	(38,601)
Interest expense, net	(683)	(319)	(1,265)	(954)
Change in fair value of derivative liabilities	167	(17)	326	(21)
Loss on extinguishment of debt	—	(727)	—	(727)
Other income (expense), net	20	6	(19)	(18)
Provision for income taxes	(14)	(6)	(21)	(18)
Net loss	$(10,631)	$(12,314)	$(30,037)	$(40,339)
Less: redeemable convertible preferred stock dividends	(568)	—	(721)	—
Net loss attributable to common stockholders	$(11,199)	$(12,314)	$(30,758)	$(40,339)
Net loss per share attributable to common stockholders—basic and diluted	$(0.37)	$(0.42)	$(1.03)	$(1.37)
Weighted average common stock outstanding—basic and diluted	29,946,770	29,518,955	29,795,723	29,429,393

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2023	2022
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$41,629	$43,753
Working capital	27,294	41,594
Total assets	105,029	81,362
Total liabilities	58,540	34,797
Redeemable convertible preferred stock	28,721	—
Accumulated deficit	(143,778)	(113,741)
Total stockholders’ equity	17,768	46,565